UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 1, 2015

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(855) 449-9642

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 1, 2015 (the “Effective Date”), Zynga Inc. (the “Company”) entered into the First Amendment to its Amended and Restated Revolving Credit Agreement (the “First Amendment”), dated as of the Effective Date, among the Company, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Administrative Agent”). The First Amendment amended the Company’s Amended and Restated Revolving Credit Agreement (the “Credit Agreement”), dated as of June 20, 2013, among the Company, the Lenders party thereto and the Administrative Agent.

The First Amendment modified the definition of “Change in Control” in the Credit Agreement so that directors appointed or approved by the incumbent directors in connection with an actual or threatened proxy contest will be treated as continuing directors for purposes of determining whether a Change in Control has occurred as a result of continuing directors ceasing to hold a majority of the seats on the board of directors.

No other material terms of the Credit Agreement changed in connection with the First Amendment.

The preceding description of the First Amendment is a summary only and is qualified in its entirety by reference to the First Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Revolving Credit Agreement, dated as of July 1, 2015, among Zynga Inc., as Borrower, the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynga Inc.

Date: July 2, 2015	By:	/s/ Devang Shah
Devang Shah
General Counsel, Secretary and Vice President